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                             Arthrocare CORPORATION
                                  EXHIBIT 11.1
                        COMPUTATION OF NET LOSS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)



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
                                           Three months ended:          Six months ended:
                                          ---------------------       ---------------------
                                          June 28,      June 29,      June 28,     June 29,
                                            1997          1996          1997         1996
                                          -------       -------       -------      --------
Weighted average common shares              8,806         8,675         8,795         4,641
   outstanding for the period

Common equivalent shares pursuant to
   Staff Accounting Bulletin No. 83          --            --            --           3,117
                                          -------       -------       -------       -------

Shares used in per share calculation        8,806         8,675         8,795         7,758
                                          =======       =======       =======       =======

Net loss                                  $(1,989)      $(1,735)      $(4,156)      $(3,478)
                                          =======       =======       =======       =======

Net loss per share                        $ (0.23)      $ (0.20)      $ (0.47)      $ (0.45)
                                          =======       =======       =======       =======
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